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                                                                    Exhibit 99.3

FOR IMMEDIATE RELEASE:  Thursday, May 17, 2001

Contact:  Hollis Taylor, President and Chief Executive Officer
          Pancho's Mexican Buffet, Inc
          (817) 831-0081

          Shirley Thompson, President
          Bevo Beaven, Senior Account Executive
          Carl Thompson Associates
          (800) 959-9677


                    PANCHO'S MEXICAN BUFFET, INC. ANNOUNCES
               RECEIPT OF COMMITMENT LETTERS AND FAIRNESS OPINION

Fort Worth, Texas, May 17, 2001 - Pancho's Mexican Buffet, Inc. (Nasdaq: PAMX) today announced that it has received copies of commitment letters concerning the merger of Pancho's Restaurants, Inc., an affiliate of Mr. Stephen Oyster, with Pancho's Mexican Buffet, Inc. In addition, Pancho's announced that it has received the written opinion of Wells Fargo Van Kasper LLC ("WFVK") that the merger consideration is fair to the Company's stockholders from a financial point of view.

On March 31, 2001, Pancho's entered into a merger agreement in which each share of Pancho's common stock will be converted into the right to receive $4.60 cash per share. Pancho's currently has approximately 1.5 million shares outstanding, and outstanding options to purchase approximately 175,000 shares.

Consummation of the merger agreement remains subject to several conditions, including Pancho's achieving certain working capital and same store sales levels, Pancho's obtaining the approval of the merger by its stockholders, and certain other customary conditions. Pancho's expects to hold a special meeting of its stockholders to approve the merger in late June or early July 2001, and has set a record date for this meeting of Monday, May 21, 2001.

Pancho's has received an executed copy of a commitment letter from American Commercial Capital LLC ("ACC") to loan up to $5 million to an affiliate of Mr. Oyster, on the terms contained in ACC's commitment letter, which funds would in turn be transferred to the surviving corporation contemporaneously with the merger.

In addition, Pancho's has received a commitment letter from Mr. Oyster to loan an amount equal to the aggregate amount of the merger consideration and all other fees and expenses required to be paid by Mr. Oyster's affiliates in connection with the transaction contemplated by the merger agreement, less the amount committed by ACC, on the terms and conditions contained in the commitment letter to Pancho's.

In addition to the conditions to the merger contained in the merger agreement, these commitment letters contain certain terms and conditions. Because financing is a condition to the merger, each
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condition to funding set forth in the commitment letters is effectively a condition to the merger, and there can be no assurance that these conditions will be satisfied or waived.

Copies of these commitment letters have been filed with the Securities and Exchange Commission as exhibits to a Form 8-K. This summary description of these commitment letters is not complete and is qualified in its entirety by reference to the commitment letters.

Based in Fort Worth, Texas, Pancho's Mexican Buffet, Inc. is the only publicly-held company offering all-you-can-eat Mexican food in a buffet-style format. The Company operates 48 restaurants in Texas, Arizona, Louisiana, New Mexico and Oklahoma.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of management of Pancho's, Mr. Oyster, WFVK, ACC, and the acquiring company and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the transaction to close due to conditions in the financing; a decrease in the merger consideration amount per share of $4.60; the failure to obtain regulatory or other approvals; the failure of Pancho's or the acquiring company to fulfill the other conditions to the merger; the failure of Pancho's stockholders to approve the merger; and those risks detailed from time to time in Pancho's reports filed with the SEC, including the report on Form 10-Q for the period ended March 31, 2001.

Additional Information

Pancho's Mexican Buffet, Inc. intends to file a definitive proxy statement describing the proposed merger with the United States Securities and Exchange Commission (SEC). We urge investors in Pancho's common stock to review the proxy statement and other information filed and to be filed with the SEC because they will contain important information. These documents, when filed, will be available without charge on the SEC's web site at www.sec.gov or from the
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Corporate Secretary of Pancho's at 3500 Noble Avenue, Fort Worth, Texas 76111
(telephone at 817/831-0081). Investors should read the proxy statement carefully before making any voting or investment decisions.

Pancho's and its executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Pancho's with respect to the transactions contemplated by the merger agreement. Information regarding such officers and directors will be included in Pancho's Proxy Statement for its Special Meeting of Stockholders to be filed with SEC. When filed, this document will be available at the SEC's website at http://www.sec.gov and from the Company.

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